Exhibit 10.3

REVOLVING CREDIT NOTE

$10,000,000	Fargo, North Dakota
December 29, 2015

FOR VALUE RECEIVED, the undersigned, ABE SOUTH DAKOTA, LLC a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of AgCountry Farm Credit Services, PCA (together with any subsequent holder hereof, “Revolving Term Lender”) or its successors and assigns, at Post Office Box 6020, 1900 44th Street South, Fargo, North Dakota 58108, (a) on the Revolving Term Facility Maturity Date (as defined in the Master Credit Agreement between Borrower and Revolving Term Lender dated as of December 29, 2015 and the First Supplement to the Master Credit Agreement (Revolving Term Facility) between Borrower and Revolving Term Lender dated the same date (as the same may be amended, restated, supplemented or otherwise modified from time to time), collectively known as the “Credit Agreement”), the principal sum of Ten Million and No/100 Dollars ($10,000,000.00) or so much of the unpaid principal amount of the Revolving Term Facility (as defined in the Credit Agreement) as has been advanced by Revolving Term Lender to Borrower pursuant to the Credit Agreement, and (b) on each date specified in the Credit Agreement prior to the Revolving Term Facility Maturity Date, the principal amount of the Revolving Loans payable to Revolving Term Lender on such date as specified therein, in lawful money of the United States of America in immediately available funds, and to pay interest from the Closing Date on the unpaid principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. Borrower also promises to pay Default Interest (as defined in the Credit Agreement), on demand, on the terms and conditions set forth in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of Revolving Term Lender.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by Revolving Term Lender in its internal records; provided, that the failure of Revolving Term Lender to make such a notation or any error in such notation will not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, all upon the terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

ABE SOUTH DAKOTA, LLC

By:
Name:	Richard R. Peterson
Title:	President and Chief Executive Officer